Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-125289, No. 333-157050 and No. 333-201929 on Form S-8 of Brinker International, Inc. of our report dated June 1, 2018, with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 11-K of the Brinker International 401(k) Savings Plan for the year ended December 31, 2017.
/s/ Whitley Penn LLP
Dallas, Texas
June 1, 2018

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